Exhibit 99.1

CONSENT OF LEHMAN BROTHERS INC

The Board of Directors
General Partner of Pacific Energy Partners, L.P.
5900 Cherry Avenue
Long Beach, CA 90805

Dear Members of the Board:

        We hereby consent to the inclusion of our opinion letter to you dated June 11, 2006, as Annex B to the Joint Proxy Statement/Prospectus of Plains All American Pipeline, L.P. ("Plains") and Pacific Energy Partners, L.P. ("Pacific") which forms a part of the Registration Statement on Form S-4 of Plains filed by Plains with the Securities and Exchange Commission on July 11, 2006 (the "Prospectus") and to the references to our opinion and to our firm in the Prospectus under the captions: "Summary—Opinions of Financial Advisors—Opinion of Financial Advisor to Pacific," "The Merger—Background of the Merger," "The Merger—Recommendation of the Board of Directors and Conflicts Committee of Pacific's General Partner and Reasons for the Merger," "The Merger—Opinions of Financial Advisors—Opinion of Lehman Brothers Inc.—Financial Advisor to the Board of Directors of Pacific's General Partner," "The Merger—Interests of Certain Persons in the Merger—Affiliation of Lehman Brothers Inc. with Pacific's General Partner," "The Merger—Pending Litigation," and "The Merger Parties' Businesses—Pacific's Business—Overview." By giving such consent, we do not hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ LEHMAN BROTHERS INC

New York, New York
July 11, 2006